EX-99.n.1

DFA INVESTMENT DIMENSIONS GROUP INC.

Multiple Class Plan Pursuant to Rule 18f-3

I. INTRODUCTION

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Directors of DFA Investment Dimensions Group Inc. (the “Company”), including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company (together, the “Independent Directors”), pursuant to Rule 18f-3 under the 1940 Act, with respect to each series of the Company listed on Schedule A attached hereto (each a “Fund,” and together, the “Funds”).

The Plan designates three classes of shares of each Fund and, in accordance with Rule 18f-3 under the 1940 Act, sets forth the differences between the classes with respect to distribution arrangements, shareholder services, expense allocations and any related conversion features or exchange privileges.

The Company’s Board of Directors, including a majority of the Independent Directors, has determined that the Plan, including the allocation of expenses, is in the best interests of the Company as a whole, each Fund and each class of shares offered by a Fund.

II. ELEMENTS OF THE PLAN

Class Designation: Each Fund’s shares shall be divided into Institutional Class Shares, Class R1 Shares and Class R2 Shares. Subject to approval by the Board of Directors, the Company may change the names designating the Funds’ classes of shares.

Differences in Availability: Institutional Class Shares shall be available to eligible investors, including generally institutional investors and clients of registered investment advisors (and others as disclosed in the Funds’ prospectuses), and will be sold subject to the supervision of DFA Securities Inc. (“DFAS”). Class R1 Shares and Class R2 Shares shall be available to retirement plans that desire an expanded array of shareholder services, based on the requirements of the plans as determined by plan sponsors or other plan fiduciaries, as disclosed in the Funds’ prospectuses, and will be sold subject to the supervision of DFAS.

Differences in Distribution Arrangements: None.

Differences in Shareholder Services: Investors in the Institutional Class Shares shall receive a standard range of shareholder services, as described in the Funds’ prospectuses. Investors in the Class R1 Shares and Class R2 Shares of each Fund shall receive an expanded (but not identical) array of shareholder services described in the Shareholder Services Agreement, as approved by the Company’s Board of Directors, and as disclosed in the prospectuses of the Class R1 Shares and Class R2 Shares of the Funds. These shareholder services shall include, among others, recordkeeping services, account statement preparation and transmission (Class R2 Shares only), transaction reporting, and services in connection with shareholder meetings (Class R2 Shares only).

Expense Allocation: All expenses of each Fund shall be allocated between each class of shares in accordance with Rule 18f-3 under the 1940 Act, except that the fees and expenses incurred by a Fund under a Shareholder Services Agreement for its Class R1 Shares shall be allocated to the Class R1 Shares, the fees and expenses incurred by a Fund under a Shareholder Services Agreement for its Class R2 Shares shall be allocated to the Class R2 Shares, and the following types of expenses specific to each class shall be allocated to such class:

•	transfer agency and other recordkeeping costs;

•	Securities and Exchange Commission and blue sky registration or qualification fees;

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printing and postage expenses related to printing and distributing materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

•	audit or accounting fees or expenses relating solely to such class;

•	the expenses of administrative personnel and services as required to support the shareholders of such class;

•	litigation or other legal expenses relating solely to such class;

•	Directors’ fees and expenses incurred as a result of issues relating solely to such class; and

•	other expenses subsequently identified and determined to be properly allocated to such class.

Conversion Features: Institutional Class Shares, Class R1 Shares and Class R2 Shares shall have no conversion features.

Exchange Privileges: Institutional Class Shares, Class R1 Shares and Class R2 Shares may be exchanged for shares of another series in the Company, according to the terms and conditions stated in each Company prospectus, as it may be amended from time to time, to the extent permitted under the 1940 Act and the rules and regulations adopted thereunder.

Voting and Other Rights: All class shares shall each have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligations as the other class.

Additional Information: The Plan is qualified by and subject to the terms of the then current prospectuses for the applicable classes; provided, however, that none of the terms set forth in any such prospectuses shall be inconsistent with the terms of the classes contained in the Plan. The prospectuses for the Funds contain additional information about the classes and the Funds’ multiple class structure.

Adopted: March 23, 2007

Schedule A

U.S. Large Company Portfolio

Enhanced U.S. Large Company Portfolio

U.S. Large Cap Value Portfolio

U.S. Core Equity 1 Portfolio

U.S. Core Equity 2 Portfolio

U.S. Vector Equity Portfolio

DFA Real Estate Securities Portfolio

DFA International Real Estate Portfolio

Large Cap International Portfolio

International Core Equity Portfolio

Emerging Markets Portfolio

Emerging Markets Core Equity Portfolio

DFA One-Year Fixed Income Portfolio

DFA Two-Year Global Fixed Income Portfolio

DFA Five-Year Government Portfolio

DFA Intermediate Government Fixed Income Portfolio

DFA Five-Year Global Fixed Income Portfolio

DFA Inflation-Protected Securities Portfolio

U.S. Small Cap Portfolio

U.S. Targeted Value Portfolio

International Small Company Portfolio

Emerging Markets Value Portfolio

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